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                                    EXHIBIT C-1

                  FIRST AMENDMENT TO COMMON STOCK PURCHASE WARRANT

     THIS FIRST AMENDMENT TO COMMON STOCK PURCHASE WARRANT is entered into as of this ___ day of ______________, 1998, by and between PICO HOLDINGS, INC., a California corporation ("PICO"), and PC QUOTE, INC., a Delaware corporation (the "Company").

                                      RECITALS

     A. PICO is the holder of that certain Common Stock Purchase Warrant to purchase a minimum of 640,000 shares of Common Stock of the Company granted on May 5, 1997 (the "Warrant"), 320,000 of which shares have already been purchased by PICO through a partial exercise of the Warrant.

     B. Concurrently herewith, the Company, PICO and Physicians Insurance Company of Ohio, an Ohio corporation, are entering into a Securities Purchase Agreement (the "Recapitalization Agreement"). Pursuant to the Recapitalization Agreement certain debt obligations PICO holds in the Company will be converted into equity.

     C. As additional consideration for PICO entering into the Recapitalization Agreement and in order to induce PICO to convert its debt into equity, the Company has agreed to extend the exercise period of the Warrant for an additional five (5) years. It is a condition of the Recapitalization Agreement that PICO and the Company enter into this Amendment.

                                      AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set forth herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency which is hereby acknowledged, the parties hereto agree as follows:

     1. The statement "Void after April 30, 2000" in the heading to the cover page of the Warrant is hereby amended to state in its entirety as follows:

          "Void after April 30, 2005"

     2. Section 3 of the Agreement is hereby amended and restated to state in its entirety as follows:

          "3. TERM. The purchase right represented by this Warrant is exercisable only during the period commencing upon the Date of Grant and ending on April 30, 2005."


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     3.   Section 2 of Exhibit B of the Agreement is hereby amended and restated
to state in its entirety as follows:

          "2. COMPANY REGISTRATION. If (but without any obligation to do so) the Company proposes at any time before April 30, 2005 to register (including for this purpose a registration effected by the Company for stockholders other than Holder) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give Holder written notice of such registration. Upon the written request of Holder given within twenty days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 8 hereof and Section 5 of the Warrant, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered."

     4. Section 3 of Exhibit B of the Agreement is hereby amended and restated to state in its entirety as follows:

          "3. DEMAND REGISTRATION. In case the Company shall, at any time before April 30, 2005, receive from Holders holding 40% or more of the outstanding Registrable Securities a written request (to be exercised only once) that the Company effect a registration and any related qualification or compliance with respect to all or a part of the Registrable Securities (which registration shall at the election of Holder either be for a registration for a primary issuance of the Shares upon the exercise of the Warrant or the resale of the Shares previously issued upon exercise of the Warrant at the election of Holder) owned by such Holder, the Company will promptly notify each other Holder (if any) of such request and will:

               (a) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of a Holder's Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other holder of registration rights joining in such request as are specified in a written request given within 20 days after receipt of such written notice from the Company; PROVIDED, HOWEVER, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 3: (1) if the Company has effected a registration of Registrable Securities pursuant to this Section 3 within the preceding 12 months; (2) if the Company shall furnish to Holder a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration to be effected at such time, in which event the Company shall have the right to defer the filing of the registration statement for a period of not more than 60 days after receipt of the request of Holder under this Section 3; PROVIDED, HOWEVER, that the Company shall not utilize this right more than once in any twelve-month period; or (3) in any jurisdiction in which the Company would be required to qualify to do business or to execute


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a general consent to service of process in effecting such registration, qualification or compliance; and,

               (b) subject to the foregoing, file a registration statement covering the Registrable Securities and other securities so requested to be registered promptly after receipt of the request or requests of Holder, and in any event within 30 days of receipt of such request."

     5. Except as expressly provided herein, all of the terms and provisions of the Agreement shall remain in full force and effect.

     6. The provisions of this Amendment shall be performed and interpreted in accordance with the laws of the State of Delaware without reference to conflicts of laws principles.

     7. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this First Amendment to Common Stock Purchase Warrant as of the date first above written.

PC QUOTE, INC.



By:
     ----------------------------
     Name:
     Title:

PICO HOLDINGS, INC.



By:
     ----------------------------
     Name:
     Title: